Exhibit (a)(2)

AMENDMENT TO THE AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

OF

HIGHLAND GLOBAL ALLOCATION FUND II

To the Secretary of State of

Commonwealth of Massachusetts

It is hereby stated that:

1. This document constitutes an amendment to the Amended and Restated Agreement and Declaration of Trust (hereinafter called the “Declaration of Trust”) of Highland Global Allocation Fund II.

2. The Declaration of Trust amended by this document was filed with the Secretary of State of the Commonwealth of Massachusetts on August 18, 2017.

3. The amendment to the Declaration of Trust effected by this document is as follows:

WHEREAS, the Board of Trustees of Highland Global Allocation Fund II (the “Trust”) have found it in the best interest of the Trust to amend the Trust’s Amended and Restated Agreement and Declaration of Trust dated August 17, 2017 (the “Declaration of Trust”) as indicated below; and

NOW BE IT HEREBY RESOLVED, that the undersigned, being a majority of the Trustees of the Trust, acting pursuant to Article IX Section 8 of the Declaration of Trust hereby amend and restate Article I, Section I of the Declaration of Trust as follows:

This Trust shall be known as “Highland Global Allocation Fund” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

4. The amendment herein provided for was authorized in accordance with law.

IN WITNESS WHEREOF, the undersigned have executed this amendment to the Declaration of Trust on the 6th day of August, 2018.

/s/ John Honis
John Honis, as Trustee

/s/ Bryan A. Ward
Bryan A. Ward, as Trustee

/s/ Ethan Powell
Ethan Powell, as Trustee

/s/ Timothy K. Hui
Timothy K. Hui, as Trustee

/s/ Dr. Bob Froehlich
Dr. Bob Froehlich, as Trustee

/s/ Dustin Norris
Dustin Norris, as Trustee